EXHIBIT 10.11

Subject:	Fw: Offer Updated
Date:	Wednesday, October 13, 2004 8:46 AM
From:	Randy Seffren <randy@aerogrow.com>
To:	<michael@aerogrow.com>
In the first version I neglegected to add the bonus structure. It is now included below.
- - -
Michael:

Thank you for your generous offer and interest in continuing to work with me. I am reviewing the options and will get back to you as soon as possible.

In order for me to respond I want to make sure I understand the "details" of the offer. My attempt at a summary of your offer/request follows:

A.    Immediate Bonus of 50,000 shares of stock (in addition to the stock earned in 2004 to-date)

B.    October-December:

- 30 Hours per Week
- Equivalent of $100,000 Annual Salary
- Working in Boulder Wed-Saturday Each Week
- Travel and Out of Pocket Expenses Paid by AeroGrow

C.    Jan-June:

- 40 Hours per Week
- Annual Salary of $150,000
- Working in Boulder 4-5 days per week
- $1 Million in Stock Options, Strike Price at $1 per Share
- Travel and Out of Pocket Expenses Paid by AeroGrow
- Particpant in the annual bonus program, to be calcuated as a pool representing 10% of the annual EBITDA. Bonus will be 25% of the pool on annual basis.

D.    July 2005:

- 40 Hours Per Week
- Annual Salary of $165,000
- Relocation to Boulder
- Particpant in the annual bonus program, to be calcuated as a pool representing 10% of the annual EBITDA. Bonus will be 25% of the pool on annual basis.

Michael, please confirm or revise any of the key points detailed above. Once I have this information I will forward you a list of questions for our further discussion.

Thank you.

Randy Seffren
847-267-8030 Office